Exhibit 4.4
SECOND AMENDED AND RESTATED SHAREHOLDERS AGREEMENT
E-Commerce China Co. Ltd.
SECOND AMENDED AND RESTATED SHAREHOLDERS AGREEMENT
June 27, 2006

SECOND AMENDED AND RESTATED SHAREHOLDERS AGREEMENT
E-Commerce China Co. Ltd.
SECOND AMENDED AND RESTATED SHAREHOLDERS AGREEMENT
     THIS SECOND AMENDED AND RESTATED SHAREHOLDERS AGREEMENT (the “Agreement”) is made as of June 27, 2006, by and among E-Commerce China Co. Ltd., an exempted company incorporated under the Companies Law (2004 Revision) of the Cayman Islands (the “Company”), Beijing Kewen Shuye Information Technology Co., Ltd., a wholly-owned foreign enterprise organized under the laws of the People’s Republic of China (“Kewen”) the persons and entities listed on Schedule A hereof (each a “Founder” and collectively, the “Founders”) and each other holder of Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares of the Company executing a copy of this Agreement (individually, an “Investor” and collectively, the “Investors”). The Founders and the Investors are sometimes collectively referred to as the “Shareholders.” Capitalized terms not otherwise defined herein shall have the meanings set forth in the Purchase Agreement (as defined below).
RECITALS
     WHEREAS, the Company and certain of the Investors have entered into a Series C Preferred Share Purchase Agreement, dated as of June 27, 2006, providing for the sale by the Company, and the purchase by such Investors, of certain Series C Preferred Shares (the “Purchase Agreement”);
     WHEREAS, the Company and the Investors holding Series A Preferred Shares and Series B Preferred Shares are party to that certain Amended and Restated Shareholders’ Agreement dated as of February 25, 2004 (the “Prior Agreement”), which provides that such Prior Agreement may be amended, and the observance of any provision thereof may be waived, with the written consent of the Company, the holders of a majority of the shares held by the Investors (as defined therein) (on an as-converted basis) but excluding any Investor that is a Founder, and the holders of a majority of the shares held by the Founders (on an as-converted basis); and such persons desire to amend and restate the Prior Agreement in its entirety with this Agreement; and
     WHEREAS, in connection with the closing of the Purchase Agreement, the Company and the Shareholders desire to amend and restate the Prior Agreement and set forth the rights of the Company, the Investors (as defined in the Prior Agreement) and the Founders with respect to the election of the directors, registration, participation, first refusal, and co-sale and other matters according to the terms of this Agreement.
     NOW THEREFORE, THE PARTIES AGREE AS FOLLOWS:
     1. Certain Definitions. As used in this Agreement, the following terms have the following respective meanings:
     1.1 “Adjusted Pro Rata Share” with respect to any Investor, means the ratio of: (a) the total number of Common Shares, Convertible Securities and any securities currently

SECOND AMENDED AND RESTATED SHAREHOLDERS AGREEMENT
exercisable, exchangeable or otherwise convertible into Common Shares held by that Investor (calculated on an as-converted basis) to (b) all such securities described in and calculated in accordance with clause (a) of this definition held by all Investors; provided however, that any Investor that is also a Founder shall not be deemed an Investor for purposes of this definition.
     1.2 “Affiliate” of any Person shall mean any Person that directly or indirectly, is in control of, is controlled by, or is under common control with such Person. For purposes of this definition, a Person shall be deemed to be “controlled by” another Person if the other possesses, directly or indirectly, power either (i) to vote 50% or more of the securities having ordinary voting power for the election of directors of such Person, or (ii) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.
     1.3 “Agreement” has the meaning set forth in the preamble to this Agreement.
     1.4 “Blue Sky” means the statutes of any state regulating the sale of corporate securities within that state in the United States of America.
     1.5 “Commission” means the United States Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.
     1.6 “Common Shares” means the common shares, par value US $0.001 per share, of the Company.
     1.7 “Company” has the meaning set forth in the preamble to this Agreement.
     1.8 “Company Notice” has the meaning set forth in Section 5.2 of this Agreement.
     1.9 “Convertible Securities” means the Common Shares issued or issuable upon conversion of the Preferred Shares, together with any securities issued or issuable, directly or indirectly, in respect of such securities upon any bonus issues of shares, splits, subdivisions, share dividend, recapitalization or the like.
     1.10 “Corporate Transaction” has the meaning set forth in Section 18 of this Agreement.
     1.11 “Co-Sale Pro Rata Share” with respect to any Investor, means the ratio of: (a) the total number of Common Shares, Convertible Securities and any securities currently exercisable, exchangeable or otherwise convertible into Common Shares held by that Investor (calculated on an as converted basis) to (b) all such securities described in and calculated in accordance with clause (a) of this definition held by all Investors and the Transferring Founder; provided however that any Investor that is also a Founder shall not be deemed an Investor for the purposes of this definition.
     1.12 “Co-Sale Right” has the meaning set forth in Section 5.3 of this Agreement.
     1.13 “Co-Sale Notice” has the meaning set forth in Section 5.3 of this Agreement.
     1.14 “Damages” has the meaning set forth in Section 14.1 of this Agreement.

SECOND AMENDED AND RESTATED SHAREHOLDERS AGREEMENT
     1.15 “DCM” means DCM IV, L.P. and its affiliates.
     1.16 “Drag-Along Holders” has the meaning set forth in Section 18 of this Agreement.
     1.17 “Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as from time to time in effect.
     1.18 “Exercisable Securities” means any securities convertible, exchangeable or otherwise convertible into equity securities of the Company.
     1.19 “Form F-3” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the Commission which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the Commission.
     1.20 “Fully-Participating Shareholder” has the meaning set forth in Section 4.2 of this Agreement.
     1.21 “Fully-Purchasing Investor” has the meaning set forth in Section 5.2 of this Agreement.
     1.22 “Founder Designees” has the meaning set forth in Section 2.1 of this Agreement.
     1.23 “Founders” has the meaning set forth in the preamble of this Agreement.
     1.24 “Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision.
     1.25 “Holder” means any holder of outstanding Registrable Securities, but only if that holder is one of the Shareholders or an assignee or transferee of the registration rights granted herein as permitted by Section 17 of this Agreement.
     1.26 “IDG” means IDG Technology Venture Investment, Inc. and its affiliates.
     1.27 “Initiating Holders” means Shareholders who in the aggregate hold at least 30% of the Investors Registrable Securities.
     1.28 “Issuance Notice” has the meaning set forth in Section 4.2 of this Agreement.
     1.29 “Investors Registrable Securities” means the Registrable Securities held by the Investors.
     1.30 “Liquidation Event” has the meaning set forth in the Company’s Amended and Restated Memorandum and Articles of Association (as such document may be amended or revised from time to time).

SECOND AMENDED AND RESTATED SHAREHOLDERS AGREEMENT
     1.31 “Major Investor” has the meaning set forth in Section 16.1 of this Agreement.
     1.32 “Mutual Designee” has the meaning set forth in Section 2.1(a) of this Agreement.
     1.33 “New Securities” means any new shares of the Company, whether authorized or not, except: (a) the Convertible Securities; (b) securities offered to the public pursuant to a Registration Statement; (c) up to 3,958,663 Common Shares (as adjusted for share splits, dividends, combinations, recapitalizations and the like) issued or issuable to the Company’s employees, consultants, and advisors pursuant to the Option Plan or such other arrangement approved by the Company’s Board of Directors, subject to increase upon approval of the Company’s Board of Directors (in its sole discretion); (d) shares issued without additional payment by the recipient pursuant to a bonus issue, split, subdivision, or similar transaction which does not affect the respective equity percentage interest of the Shareholders; (e) issuances of the shares of the Company in connection with a bona fide business acquisition whether by merger, consolidation, purchase of assets or otherwise pursuant to agreements approved by the Board of Directors of the Company; (f) issuances of shares of the Company pursuant to equipment leasing arrangements or debt financing arrangements from a bank or similar institution, or pursuant to any real property leasing arrangement, provided, in each case, that such arrangements are approved by the Board of Directors of the Company; (g) issuances of shares of the Company to strategic partners, customers or suppliers pursuant to agreements entered into by the Company primarily for non-equity financing purposes and approved by the Board of Directors of the Company; (h) issuances of shares as dividends or distributions with respect to the Preferred Shares; and (i) issuances of shares exempted from this definition by the written consent of (a) the Shareholders holding a majority of the Series A Preferred Shares and Series B Preferred Shares, voting together on an as-converted basis, and (b) the Shareholders holding a majority of the Series C Preferred Shares.
     1.34 “Option Plan” means the Company’s Share Incentive Plan.
     1.35 “Participating Shareholder” has the meaning set forth in Section 4.2 of this Agreement.
     1.36 “Purchasing Investor” has the meaning set forth in Section 5.2 of this Agreement.
     1.37 “Person” means any individual, entity or group, including, without limitation, any corporation, limited liability company, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization, or Governmental or Regulatory Authority.
     1.38 “PRC” means the People’s Republic of China, excluding the Special Administrative Regions of Hong Kong, Macau and Taiwan.
     1.39 “Preferred Shares” means the Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares of the Company.
     1.40 “Prohibited Transfer” has the meaning set forth in Section 5.7 of this Agreement.

SECOND AMENDED AND RESTATED SHAREHOLDERS AGREEMENT
     1.41 “Pro Rata Share” with respect to any Shareholder, means the ratio of: (a) the total number of Common Shares held by that Shareholder (including any Common Shares into which the Convertible Securities or Exercisable Securities, if any, held by that Shareholder are convertible or exercisable) to (b) the total number of Common Shares issued and outstanding (including any Common Shares into which outstanding Convertible Securities or Exercisable Securities are convertible or exercisable).
     1.42 “Purchase Agreement” has the meaning set forth in the recitals to this Agreement.
     1.43 “Qualified IPO” shall mean the initial underwritten public offering of the Common Shares of the Company that is effected pursuant to a Registration Statement filed with, and declared effective by, either the Commission under the Securities Act or another Governmental or Regulatory Authority for a Registration in a jurisdiction other than the United States (other than either a public offering limited solely to employees of the Company or an offering pursuant to Rule 145 under the Securities Act) covering the offers and sale of Common Shares of the Company for the account of the Company resulting in aggregate gross proceeds to the Company of not less than $30,000,000, or its equivalent in foreign currencies, if applicable, which values all outstanding shares of the Company immediately following the first day on which Common Shares are publicly traded (based on the per share price to the public included on the cover page to the prospectus (or similar documents) related thereto) at not less than $250,000,000, or its equivalent in foreign currencies, if applicable.
     1.44 “Register”, “Registered”, and “Registration” means a registration effected by preparing and filing a registration statement in respect of the securities of the Company in compliance with the Securities Act in the United States or by a comparable process pursuant to other application laws or regulations in connection with a registration in a jurisdiction other than the United States (a “Registration Statement”), and the declaration or ordering of the effectiveness of that Registration Statement.
     1.45 “Registrable Securities” means any Common Shares not previously sold to the public and (a) issued or issuable to the Shareholders upon conversion of any Preferred Shares, (b) held by any Founder, (c) issued or issuable upon exercise of any options or warrants to purchase Common Shares of the Company or (d) issued or issuable pursuant to a bonus issue, split, subdivision or similar distribution.
     1.46 “Registration Expenses” means all expenses incurred by the Company in complying with Sections 8, 9 and 10 of this Agreement, including, without limitation, all federal and state Registration, qualification, and filing fees, printing expenses, fees and disbursements of counsel for the Company, reasonable fees and disbursements of one special counsel for all Holders not to exceed, with respect to Registrations pursuant to Sections 8.2 and 9 only, $20,000 (if different from counsel to the Company), Blue Sky fees and expenses, and the expense of any special audits incident to or required by any Registration.
     1.47 “Registration Statement” has the meaning set forth in Section 1.41 of this Agreement.

SECOND AMENDED AND RESTATED SHAREHOLDERS AGREEMENT
     1.48 “Remaining Preferred Holders” has the meaning set forth in Section 18 of this Agreement.
     1.49 “Right of First Refusal” has the meaning set forth in Section 5.1 of this Agreement.
     1.50 “Right of Second Refusal” has the meaning set forth in Section 5.2 of this Agreement.
     1.51 “Rule 144” has the meaning set forth in Section 11 of this Agreement.
     1.52 “Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as from time to time in effect.
     1.53 “Selling Expenses” means all underwriting, discounts, selling commissions and share transfer taxes applicable to the sale of Registrable Securities pursuant to this Agreement.
     1.54 “Series A Designee” has the meaning set forth in Section 2.1(a) of this Agreement.
     1.55 “Series C Designee” has the meaning set forth in Section 2.1(a) of this Agreement.
     1.56 “Share Transfer Agreements” has the meaning set forth in Section 19 of this Agreement.
     1.57 “Shareholders” has the meaning set forth in the preamble to this Agreement.
     1.58 “Shares” has the meaning set forth in Section 5.1 of this Agreement.
     1.59 “Tiger” means Tiger Technology Private Investment Partners, L.P. and Tiger Technology II, L.P. and their respective affiliates.
     1.60 “Transfer Notice” has the meaning set forth in Section 5.1 of this Agreement.
     1.61 “Transferring Founder” has the meaning set forth in Section 5.1 of this Agreement.
     1.62 “Underwriter’s Representative” has the meaning set forth in Section 8.3 of this Agreement.
     1.63 “Walden” means Pacven Walden Ventures V, L.P. and its affiliates.

SECOND AMENDED AND RESTATED SHAREHOLDERS AGREEMENT
     2. Election of Directors.
     2.1 Voting.
          (a) Each of the Shareholders agrees that such Shareholder will vote, or cause to be voted, all shares of the Company now or hereafter owned or held of record by such Shareholder or its Affiliate, at each annual or special meeting of the shareholders of the Company at which directors of the Company are to be elected, in favor of, or to take all actions by written resolution in lieu of any such meeting as are necessary to cause the election or re-election as members of the Board of Directors of the Company, and during such period, to continue in office, (i) for those directors to be elected by the holders of Common Shares, two (2) persons designated by the Founders (the “Founder Designees”), who shall initially be Peggy Yu Yu and Guoqing Li , (ii) for that director to be elected by the holder of the Series A Preferred Shares one (1) person designated by the Investors holding of a majority of the outstanding Series A Preferred Shares (the “Series A Designee”), who shall initially be Junichi Goto, (iii) for that director to be elected by the holders of Series C Preferred Shares (the “Series C Designee”), one (1) person designated by (A) for so long as DCM holds at least 50% of the Series C Preferred Shares purchased by DCM under the Purchase Agreement (or Common Shares issued upon conversion thereof), DCM and (B) thereafter, the Investors holding a majority of the Series C Preferred Shares, who shall initially be Ruby Lu, and (iv) one (1) independent person designated by the vote of a majority of the other members of the Board (including the Founder Designees, the Series A Designee and the Series C Designee) (the “Mutual Designee”), who shall initially be Feng Bo. Each Shareholder shall vote, or cause to be voted, all shares of the Company now or hereafter owned or held of record by such Shareholder or its Affiliate, in accordance with the foregoing, to elect as the Series A Designee, one (1) person designated by the holders of a majority of the outstanding Series A Preferred Shares who is acceptable to a majority of the other members of the Board (excluding the Series A Designee)..
          (b) Each of the Shareholders agrees that such Shareholder will vote, or cause to be voted, all shares of the Company now or hereafter owned or held of record by such Shareholder or its Affiliate, at each annual or special meeting of the shareholders of the Company at which the Chairman or Alternate Chairman (each as defined in the Company’s Amended Articles of Association) are to be elected, in favor of, or to take all actions by written consent in lieu of any such meeting as are necessary to cause the election or re-election of persons so designated by the Founder Designees.
          (c) Notwithstanding the foregoing, in the event that any Investor fails at any time to beneficially own an aggregate of at least fifty percent of the Series A Preferred Shares (or Common Shares if such Series A Preferred Shares have been converted) purchased by such Investor pursuant to the Series A Preferred Shares Purchase Agreement dated as of February 28, 2000, the obligation of other Shareholders under Section 2.1(a) of this Agreement to vote for a member of the Board of Directors designated by such Investor shall terminate, but the obligations of such Investor hereunder shall continue unless otherwise terminated.
          (d) The Shareholders and the Company shall take all such reasonable actions as may be necessary or appropriate to cause the designees set forth in Sections 2.1(a) and 2.1(b) above to be elected or re-elected as members of the Board of Directors and Chairman and

SECOND AMENDED AND RESTATED SHAREHOLDERS AGREEMENT
Alternate Chairman, respectively and to otherwise effect the intent of the provisions of Sections 2.1(a) and 2.1(b). Each Shareholder agrees that it will either attend such meeting or execute a proxy for such meeting each time a vote is taken with respect to the matters set forth in Sections 2.1(a) and 2.1(b).
     2.2 Notice and Removal. The Founders, the holders of a majority of the Series A Preferred Shares and (i) for such time that DCM holds at least 50% of the Series C Preferred Shares purchased by DCM under the Purchase Agreement (or Common Shares issuable upon conversion thereof, DCM or (ii) thereafter, the holders of a majority of the Series C Preferred Shares, shall each furnish notice to each other Shareholder prior to any election of the Board of Directors (either in writing or verbally at a shareholder meeting) of their respective director designees. In the absence of such notice, the Directors then serving and previously designated shall be re-elected if still eligible to serve as provided herein. No party hereto shall vote to remove any member of the Board of Directors designated in accordance with the aforesaid procedure unless the party designating such member so votes, and if the designating party so votes, then the non-designating parties shall likewise so vote. If the party designating a member of the Board of Directors shall notify the other Shareholders of its desire to remove any director of the Company previously designated by such designating party and elected in accordance with Section 2.1, each Shareholder hereby agrees promptly to vote all shares of the Company owned or held of record by it and to take all such other reasonable actions as may be necessary or appropriate to effect such removal in accordance with such request.
     2.3 Meetings. The Board of Directors shall hold no less than four meetings per year at the principal place of business of the Company or at such other place as they may agree.
     2.4 Directors Indemnification. The Articles of Association and Memorandum of Association of the Company shall at all times provide for the indemnification of the members of the Board of Directors of the Company to the full extent provided by the law of the jurisdiction in which the Company is organized.
     2.5 Related Party Transactions. The Board of Directors shall have the exclusive authority to approve all transactions between the Company and any of its shareholders holding more than five percent (5%) of the fully-diluted share capital of the Company, directors or officers (and any of their respective Affiliates), including all agreements regarding cash or equity compensation of (i) any of the Founders, officers or directors of the Company and (ii) any employee or consultant of the Company earning more than $100,000 per year (excluding sales commissions).
     3. Observer Rights. The Company shall permit each of Tiger, IDG and Walden to designate one representative to attend all meetings of the Company’s Board of Directors, in a non-voting observer capacity, and, in this respect, the Company shall provide such representative with copies of all notices, minutes, consents and other materials that the Company provides its directors; provided, however, that each of Tiger, IDG and Walden shall require such representative to treat all information obtained in such meetings of the Company’s Board of Directors as confidential; and provided, further, that the representative may be excluded from access to any material or meeting or portion thereof if the Board of Directors believes, in its sole discretion, that such exclusion is reasonably necessary to preserve the attorney-client privilege,

SECOND AMENDED AND RESTATED SHAREHOLDERS AGREEMENT
to protect confidential or proprietary information, to avoid any perceived conflict of interest arising out of Tiger’s investments or relationships with other Persons, or for other similar reasons.
     4. Right of Participation.
     4.1 Right of Participation With Respect to New Securities. The Company grants to each Shareholder the right of participation to purchase its Pro Rata Share of any New Securities which the Company may, from time to time, propose to sell and issue. The Shareholders may purchase New Securities on the same terms and at the same price at which the Company proposes to sell the New Securities.
     4.2 Notice. In the event the Company proposes to issue New Securities, it shall give each Shareholder written notice (the “Issuance Notice”) of its intention, describing the type of New Securities, the price, the terms upon which the Company proposes to issue the same, the number of shares which each Shareholder is entitled to purchase pursuant to Section 4.1 of this Agreement, and a statement that each Shareholder shall have 15 days to respond to the Issuance Notice. Each Shareholder shall have 15 days from the date of receipt of the Issuance Notice to agree to purchase its Pro Rata Share of the New Securities for the price and upon the terms specified in the Issuance Notice by: (a) giving written notice to the Company and (b) forwarding payment for its Pro Rata Share of New Securities to the Company if immediate payment is required by the terms of the Issuance Notice. If the Shareholders have not elected within such 15-day period to purchase all of the New Securities proposed to be issued, the Company shall provide each Shareholder electing to purchase its entire Pro Rata Share of New Securities (each, a “Fully-Participating Shareholder”) within five business days after such period ends with a schedule setting forth the following information: (i) the amount of New Securities elected to be purchased, (ii) the purchasers thereof (each a “Participating Shareholder”) and (iii) the specific amount of New Securities elected to be purchased by each Participating Shareholder. Each Fully-Participating Shareholder shall thereafter have an additional five (5) business day period to determine whether to purchase all or any portion of such Fully-Participating Shareholder’s Pro Rata Share of such remaining New Securities for the purchase price and upon the terms specified in the Issuance Notice by giving written notice to the Company and stating therein the number of New Securities to be purchased.
     4.3 Sale of New Securities. In the event Shareholders fail to exercise this right of participation within the periods specified in Section 4.2, the Company shall have 120 days thereafter to sell or enter into an agreement (pursuant to which the sale of New Securities covered by the Issuance Notice shall be closed, if at all, within 60 days after the date of that agreement) to sell the remaining unsubscribed portion of the New Securities at a price and upon the terms no more favorable to the purchasers of the New Securities than those specified in the Issuance Notice. In the event the Company has not sold the New Securities within this 120 day period (or sold and issued New Securities in accordance with the foregoing within 60 days from the date of the agreement), the Company shall not thereafter issue or sell any New Securities without first offering the New Securities to the Shareholders in the manner provided above.
     4.4 Termination. The right of participation contained in this Section 4 shall terminate upon the earliest to occur of (i) a Qualified IPO or (ii) the consummation of a Liquidation Event.

SECOND AMENDED AND RESTATED SHAREHOLDERS AGREEMENT
     5. Right of First Refusal; Co-Sale Right.
     5.1 Company Right of First Refusal. Subject to Section 5.6 of this Agreement, if any Founder proposes to sell, pledge, or otherwise transfer (a “Transferring Founder”) any Common Shares, Preferred Shares, Convertible Securities or any other securities convertible, exchangeable or otherwise convertible into equity securities of the Company now owned or subsequently acquired by such Founder (the “Shares”) or any interest therein to any person or entity, including another Shareholder, then the Company shall have a right of first refusal (the “Right of First Refusal”) to purchase some or all of the Shares proposed to be sold. The Transferring Founder shall give a written notice (the “Transfer Notice”) to the Company describing fully the proposed transfer, including the number of shares proposed to be transferred, the proposed per share transfer price, and the name and address of the proposed transferee. The Company shall then have the right to purchase all or any portion of the Shares subject to the Transfer Notice at a price per share equal to the proposed per share transfer price, by delivery of a notice of exercise of its Right of First Refusal within 20 days after the date the Transfer Notice is delivered to the Company.
     5.2 Investor Right of Second Refusal. Subject to Section 5.6 of this Agreement, if the Company fails to exercise in full its Right of First Refusal, then the Investors shall have a secondary right of first refusal (the “Right of Second Refusal”) to purchase some or all of the Shares proposed to be sold and not purchased by the Company; provided, however, that any Investor that is also a Founder shall be deemed not to be an Investor for the purposes of this Section 5. Prior to or immediately following the expiration of the 20-day period set forth in Section 5.1 above, the Company shall give a written notice (the “Company Notice”) to the Investors attaching the Transfer Notice and setting forth the Shares with respect to which the Company has elected not to exercise its Right of First Refusal. Each Investor shall then have the right to purchase its Adjusted Pro Rata Share of the Shares subject to the Transfer Notice at a price per share equal to the proposed per share transfer price, by delivery of a notice of exercise of its Right of Second Refusal within 15 days after the date the Company Notice is delivered to the Investors. If the Investors have not elected within such 15-day period to purchase all of the Shares subject to the Right of Second Refusal, the Company shall provide each Investor electing to purchase its entire Adjusted Pro Rata Share of such Shares (each a “Fully-Purchasing Investor”) within five (5) business days after such period ends with a schedule setting forth the following information: (i) the amount of Shares elected to be purchased, (ii) the purchasers thereof (each a “Purchasing Investor”) and the specific amount of such Shares elected to be purchased by each Purchasing Investor. Each Fully Purchasing Investor shall thereafter have an additional five (5) business day period after receipt of such schedule to determine whether to purchase all or any portion of such Fully-Purchasing Investor’s Adjusted Pro Rata Share of such remaining Shares for the purchase price and upon the terms specified in the Company Notice by giving written notice to the Company and stating therein the number of Shares to be purchased.
     To the extent the Company and/or the Investors exercise their Right of First Refusal and/or Right of Second Refusal, respectively, in accordance with the terms and conditions set forth in this Section 5, the number of Shares that the Transferring Founder may sell to the proposed transferee in the transaction shall be correspondingly reduced.

SECOND AMENDED AND RESTATED SHAREHOLDERS AGREEMENT
     5.3 Co-Sale Right.
          (a) If the Transferring Founder proposes to sell, pledge, or otherwise transfer Shares or any interest therein to any person or entity, including another Shareholder, and the Company and the Investors have not elected to exercise their Right of First Refusal and Right of Second Refusal under Sections 5.1 and 5.2 in full, then the Company shall give written notice to each Investor that did not exercise such Right of Second Refusal (the “Co-Sale Notice”) setting forth the number of Shares as to which the Right of First Refusal and Right of Second Refusal have not been exercised. Each such Investor shall have the right (the “Co-Sale Right”), exercisable upon written notice to the Transferring Founder within 10 days after the date the Co- Sale Notice is delivered to such Investor, to participate in the sale on the same terms and conditions as the Transferring Founder with respect to up to its Co-Sale Pro Rata Share of the Shares covered by the Co-Sale Notice; provided, however, that any Investor that is a Founder shall be deemed not to be an Investor for purposes of this Section 5.
          Notice of exercise of a Co-Sale Right shall indicate the number of Shares an Investor wishes to sell under its Co-Sale Right. Any Investor that did not exercise its Right of Second Refusal may elect to sell all or some of the Shares then held by that Investor up to that Investor’s Co-Sale Pro Rata Share. To the extent an Investor exercises its Co-Sale Right in accordance with the terms and conditions set forth in this Section 5.3, the number of Shares that the Transferring Founder may sell in the transaction shall be correspondingly reduced.
          (b) Delivery of Certificates. The Investors shall effect their participation in the sale by promptly delivering to the Company for transfer to the prospective purchaser one or more certificates, properly endorsed for transfer, which evidence the type and number of Shares which such Investors elect to sell. Upon receipt thereof, the Company shall cause the Company’s Register of Members to be updated to reflect the Shares to be so transferred and shall deliver to the transferee a certificate evidencing such shares.
          (c) Sales Proceeds. The share certificate or certificates that the Investors deliver to the Transferring Founder pursuant to Section 5.3(b) shall be transferred to the purchaser in consummation of the sale of the Shares pursuant to the terms and conditions specified in the Transfer Notice only after confirmation of receipt of the purchase price for all of the shares subject to the Transfer Notice to which that Investor is entitled by reason of its participation in the sale. To the extent that any prospective purchaser or purchasers prohibit assignment or otherwise refuse to purchase shares or other securities from the Investors, the Transferring Founder shall not sell to the prospective purchaser or purchasers any Shares unless and until, simultaneously with the sale, the Transferring Founder purchases those shares or other securities from the Investors.
     5.4 Sale by Transferring Founder. If the Company does not exercise its Right of First Refusal in full and the Investors do not exercise their Right of Second Refusal or their Co-Sale Right in full with respect to the sale of the Shares subject to the Transfer Notice and the Co-Sale Notice, the Transferring Founder may, not later than 60 days following delivery to the Investors of the Co-Sale Notice conclude a transfer of all of the Shares not subject to such exercise and covered by the Transfer Notice on terms and conditions not more favorable to the transferee than those described in the Transfer Notice. Any proposed transfer on terms and conditions more

SECOND AMENDED AND RESTATED SHAREHOLDERS AGREEMENT
favorable to the transferee than those described in the Transfer Notice, as well as any subsequent proposed transfer of any Shares by the Transferring Founder, shall again be subject to the Right of First Refusal, Right of Second Refusal and Co-Sale Right and shall require compliance by the Transferring Founder with the procedures described in this Section 5.
     5.5 No Adverse Effect. The Investors’ exercise or non-exercise of the Right of Second Refusal or the Co-Sale Right shall not adversely affect their rights to participate in subsequent transfers of Shares by the Transferring Founder subject to the provisions of this Section 5.
     5.6 Exempt Transfers. Notwithstanding the foregoing, the Right of First Refusal, Right of Second Refusal and the Co-Sale Right shall not apply to: (a) any transfer of Shares to the spouse, parent, children or sibling of the Transferring Founder, or to trusts for the benefit of such persons or the Transferring Founder; (b) any transfer to another Founder or to an Affiliate of a Founder (including, without limitation, any current or former shareholder, member or partner of a Founder); (c) any sale to the public pursuant to an effective Registration Statement; (d) any bona fide gift to any charitable organization as defined in Section 501(c)(3) of the Internal Revenue Code (or similar foreign statute or regulation), (e) up to a cumulative aggregate over the term of this Agreement of seven and one-half percent (7.5%) of the shares held by a Transferring Founder after the sale of Common Shares contemplated by the Share Transfer Agreements, or (f) any transfer of Common Shares pursuant to the Share Transfer Agreements (collectively, the “Exempt Transfers”); provided, that, in any of the above cases: (x) the transferring party shall inform the Company of the transfer prior to effecting it and be bound by lockup provisions substantially similar to those set forth in Section 14.6 hereof; (y) in the case of a transfer described in clauses (a) and (b) only, the transferee shall furnish the parties with a written agreement to be bound by and comply with all provisions of this Section 5; and (z) in the case of a transfer described in clauses (a), (b) and (e) only, the transfer of shares shall have been approved by the Board of Directors. Subject to Section 17, the transferred shares shall remain “Shares”, and the transferee shall be treated as a “Founder” for purposes of this Agreement.
     5.7 Prohibited Transfer. In the event the Transferring Founder transfers (or agrees to transfer) any Shares in contravention of the Right of First Refusal, Right of Second Refusal or the Co-Sale Right set forth in this Article 5 (a “Prohibited Transfer”), such transfer shall be null and void and the Company shall not recognize such transfer and will not effect the transfer on the Company’s share records.
     5.8 Share Status. Shares purchased by the Company pursuant to this Section 5 shall, on acquisition by the Company, cease to form part of the issued share capital but shall remain part of the Company’s authorized share capital available for reissue.
     6. Termination of Covenants. The covenants set forth in Sections 2, 3 and 5 of this Agreement shall be terminated and be of no further force or effect upon the earliest to occur of (a) a Qualified IPO or (b) the consummation of a Liquidation Event.
     7. Registration Rights. The registration rights and covenants of Holders set forth in Sections 8 through 15 relate primarily to registration of securities in the United States. In the event that the Company effects a Qualified IPO in a jurisdiction outside of the United States, the

SECOND AMENDED AND RESTATED SHAREHOLDERS AGREEMENT
Shareholders agree for themselves and their transferees that the Company shall not be required to register the Registrable Securities under the Securities Act or the Exchange Act, but may provide instead (to the extent available) comparable Registration rights and covenants in the jurisdiction in which it made its initial public offering.
     8. Demand Registration.
     8.1 Request for Registration on Form Other Than Form F-3. Subject to the terms of this Agreement, in the event that the Company receives from the Initiating Holders at any time beginning six months after the effective date of the Registration Statement pertaining to the Company’s initial underwritten public offering of the Common Shares of the Company that is effected pursuant to a Registration Statement filed with, and declared effective by, either the Commission under the Securities Act or another Governmental or Regulatory Authority for a Registration in a jurisdiction other than the United States (other than either a public offering limited solely to employees of the Company or an offering pursuant to Rule 145 under the Securities Act or a similar provision in a non-U.S. jurisdiction) covering the offer and sale of Common Shares of the Company for the account of the Company, a written request that the Company effect any Registration with respect to all or a part of the Registrable Securities on a form other than Form F-3 (or any successor form to Form F-3, or any comparable form for a Registration in a jurisdiction other than the United States) for an offering of at least 35% of the then outstanding Registrable Securities (or any lesser percent if the reasonable anticipated offering price to the public, net of Selling Expenses, would exceed $10,000,000), the Company shall (i) promptly give written notice of the proposed Registration to all other Holders, and (ii) as soon as practicable, use its best efforts to effect Registration of the Registrable Securities specified in the request, together with any Registrable Securities of any Holder in that request as are specified in a written request given within 20 days after written notice from the Company. The Company shall not be obligated to take any action to effect any Registration pursuant to this Section 8.1 after the Company has effected two (2) Registrations pursuant to this Section 8.1. The provisions of Section 8.4 shall be applicable to the Registration initiated under this Section 8.1. The Company shall not be required to effect more than one Registration pursuant to this Section 8.1 in any 12-month period. If the sale of all of the securities to be included pursuant to a Registration Statement is not consummated for any reason other than due to the action or inaction of the Initiating Holders, such Registration shall not be deemed to constitute one of the registration rights granted pursuant to this Section 8.1.
     8.2 Request for Registration on Form F-3. If the Initiating Holders request that the Company file a Registration Statement on Form F-3 (or any successor form to Form F-3, or any comparable form for a Registration in a jurisdiction other than the United States) for a public offering of shares of Registrable Securities, the reasonably anticipated aggregate price to the public of which, net of Selling Expenses, would not be less than US$1,000,000, and the Company is a registrant entitled to use Form F-3 or comparable form to Register the Registrable Securities for an offering, the Company shall use all reasonable efforts to cause those Registrable Securities to be Registered for the offering on that form and to cause those Registrable Securities to be qualified in jurisdictions as the Holder or Holders may reasonably request. The Company shall not be required to effect more than two Registrations pursuant to this Section 8.2 in any twelve (12) month period.

SECOND AMENDED AND RESTATED SHAREHOLDERS AGREEMENT
     8.3 Underwriting in Demand Registration.
          (a) Notice of Underwriting. If the Initiating Holders intend to distribute the Registrable Securities covered by their demand registration request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 8, and the Company shall include that information in the written notice referred to in Section 8.1 or 8.2 of this Agreement. The right of any Holder to Registration pursuant to this Section 8 shall be conditioned upon that Holder’s agreement to participate in the underwriting and the inclusion of that Holder’s Registrable Securities in the underwriting.
          (b) Inclusion of Other Holders in Demand Registration. If the Company, officers or directors of the Company holding Common Shares other than Registrable Securities, or holders of securities other than Registrable Securities, request inclusion in the Registration, the Initiating Holders, to the extent they deem advisable and consistent with the goals of that Registration, may, in their sole discretion, on behalf of all Holders, offer to any or all of the Company, those officers or directors, and the holders of securities other than Registrable Securities that their securities be included in the underwriting and may condition that offer on the acceptance by those persons of the terms of this Section 8. If, however, the number of shares so included exceeds the number of shares of Registrable Securities included by all Holders, the Registration shall be treated as governed by Section 9 of this Agreement rather than this Section 8, and it shall not count as a Registration for purposes of this Section 8.
          (c) Selection of Underwriter in Demand Registration. The Company shall (together with all Holders proposing to distribute their securities through the underwriting) enter into an underwriting agreement with the representative (“Underwriter’s Representative”) of the underwriter or underwriters selected for the underwriting by the Holders of a majority of the Registrable Securities being Registered by the Initiating Holders and agreed to by the Company.
          (d) Marketing Limitation in Demand Registration. In the event the Underwriter’s Representative advises the Initiating Holders in writing that market factors (including, without limitation, the aggregate number of Common Shares requested to be Registered, the general condition of the market, and the status of the persons proposing to sell securities pursuant to the Registration) require a limitation of the number of shares to be underwritten, then the Company shall so advise all Holders of Registrable Securities which would otherwise be underwritten thereto, and the number of shares to be included in the Registration shall be allocated among all other Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities entitled to inclusion in that Registration held by those Holders at the time of filing the Registration Statement. No Registrable Securities or other securities excluded from the underwriting by reason of this Section 8.3(d) shall be included in that Registration Statement.
          (e) Right of Withdrawal in Demand Registration. If any Holder of Registrable Securities, or a holder of other securities entitled (upon request) to be included in that Registration, disapproves of the terms of the underwriting, that person may elect to withdraw therefrom by written notice to the Company, the Underwriter’s Representative, and the Initiating Holders delivered at least three days prior to the effective date of the Registration Statement. The securities so withdrawn shall also be withdrawn from the Registration Statement. If

SECOND AMENDED AND RESTATED SHAREHOLDERS AGREEMENT
securities are so withdrawn from the Registration, and if the number of securities to be included in such Registration was previously reduced as a result of marketing factors pursuant to Section 8.3(d), then the Company shall offer to all Holders who, but for the limitation under Section 8.3(d), have retained rights to include securities in the Registration the right to include additional securities in the Registration in an aggregate amount equal to the number so withdrawn, with such securities to be allocated among such Holders requesting additional inclusion in proportion to the respective amounts of securities (including Registrable Securities) entitled to inclusion in such Registration held by those holders at the time of filing of the Registration Statement.
     8.4 Right of Deferral. Notwithstanding the foregoing, the Company shall not be obligated to file a Registration Statement pursuant to this Section 8:
          (a) if the Company, within ten days of the receipt of the request of any Initiating Holder(s), gives notice of its bona fide intention to effect the filing of a Registration Statement with the Commission (or comparable regulatory agency for a Registration in a jurisdiction other than the United States) within 60 days of receipt of that request (other than a registration of securities in a Rule 145 transaction or an offering, solely to employees), provided that the Company is actively employing in good faith all reasonable efforts to cause that Registration Statement to become effective;
          (b) within six months immediately following the effective date of any Registration Statement pertaining to the securities of the Company (other than a registration of securities in a Rule 145 transaction or with respect to an employee benefit plan) for which the Holders were entitled to the Registration rights set forth in Section 8 or Section 9; or
          (c) if the Company furnishes to those Holders a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors it would be materially detrimental to the Company or its shareholders for a Registration Statement to be filed in the near future.
     In each of the above instances, the Company’s obligation to use its best efforts to file a Registration Statement in response to the Holders’ request therefor shall be deferred for a period not to exceed 120 days from the receipt of such request; provided that the Company shall not exercise the right contained in this Section 8.4 more than once in any twelve month period and provided further, that, in the case of a Company delay pursuant to clause (b) or (c) only, during such 120-day period the Company shall not file a Registration Statement with respect to the public offering of securities of the Company.
     8.5 Other Securities Laws in Demand Registration. In the event of any Registration pursuant to this Section 8, the Company shall exercise its best efforts to Register and qualify the securities covered by the Registration Statement under the securities laws of any other jurisdictions as shall be reasonably appropriate for the distribution of the securities; provided, however, that: (a) the Company shall not be required to do business or to file a general consent to service of process in any such state or jurisdiction; and (b) notwithstanding anything in this Agreement to the contrary, in the event any jurisdiction in which the securities shall be qualified imposes a non-waivable requirement that expenses incurred in connection with the qualification

SECOND AMENDED AND RESTATED SHAREHOLDERS AGREEMENT
of the securities be borne by selling shareholders, the expenses shall be payable pro rata by the selling shareholders.
     9. Piggyback Registration.
     9.1 Notice of Piggyback Registration and Inclusion of Registrable Securities. Subject to the terms of this Agreement, if the Company decides to Register any of its Common Shares (either for its own account or the account of a security holder or holders exercising their respective demand registration rights) on a form that would be suitable for a Registration involving solely Registrable Securities, the Company shall: (a) promptly give each Holder written notice thereof (which shall include a list of the jurisdictions in which the Company intends to attempt to qualify those securities under the applicable Blue Sky or other securities laws); and (b) include in that Registration (and any related qualification under Blue Sky laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request delivered to the Company by any Holder within 20 days after delivery of the written notice from the Company, subject to Section 9.2 hereof.
     9.2 Underwriting, in Piggyback Registration.
          (a) Notice of Underwriting in Piggyback Registration. If the Registration of which the Company gives notice involves an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 9.1. In this event, the right of any Holder to Registration shall be conditioned upon the underwriting and the inclusion of that Holder’s Registrable Securities in the underwriting, to the extent provided in this Section 9. All Holders proposing to distribute their securities through the underwriting shall (together with the Company and the other holders distributing their securities through the underwriting) enter into an underwriting agreement with the Underwriter’s Representative for that offering. The Holders shall have no right to participate in the selection of the underwriters for an offering pursuant to this Section 9.
          (b) Marketing Limitation in Piggyback Registration. In the event the Underwriter’s Representative advises the Holders seeking Registration of Registrable Securities pursuant to this Section 9 in writing that market factors (including, without limitation, the aggregate number of Common Shares requested to be Registered, the general condition of the market, and the status of the persons proposing to sell securities pursuant to the Registration) require a limitation of the number of shares to be underwritten, the Underwriter’s Representative (subject to the allocation priority set forth in Section 9.2(c)) may:
               (i) in the case of the Company’s initial public offering, exclude some or all Registrable Securities from the Registration and underwriting; and
               (ii) in the case of any Registered public offering subsequent to the Company’s initial public offering, limit the number of shares of Registrable Securities to be included in the Registration and underwriting so that the number of Registrable Securities so included is not less than 30% of the securities included in the Registration.
          (c) Allocation of Shares in Piggyback Registration. No Registrable Securities shall be excluded from any Registration unless all other shareholders’ shares (other than the

SECOND AMENDED AND RESTATED SHAREHOLDERS AGREEMENT
Company) are first entirely excluded from such Registration. In the event that the Underwriter’s Representative limits the number of shares to be included in a Registration pursuant to Section 9.2(b), the number of shares to be included in the Registration shall be allocated among all Holders requesting and legally entitled to include securities in that Registration, in proportion, as nearly as practicable, to the respective amounts of Registrable Securities which the Holders would otherwise be entitled to include in the Registration. No Registrable Securities or other securities excluded from the underwriting by reason of this Section 9.2(c) shall be included in the Registration Statement.
          (d) Withdrawal in Piggyback Registration. If any Holder disapproves of the terms of any underwriting, the Holder may elect to withdraw therefrom by written notice to the Company and the Underwriter’s Representative delivered at least ten (10) days prior to the effective date of the Registration Statement. Any Registrable Securities excluded or withdrawn from the underwriting shall be withdrawn from the Registration.
     10. Expenses of Registration. All Registration Expenses incurred in connection with Registrations pursuant to Sections 8.1, 8.2 and 9, shall be borne by the Company. All Registration Expenses incurred in connection with any other Registration, qualification, or compliance, shall be apportioned among the Holders and other holders, including the Company, of the securities so Registered on the basis of the number of shares Registered.
     11. Termination of Registration Rights. The rights to cause the Company to Register securities granted under this Agreement and to receive notices pursuant to Section 9 of this Agreement, shall terminate on the earliest of: (a) the date that is five (5) years after the Company’s Qualified IPO and (b) as to any Holder, such time as all Registrable Securities held by such Holder can be sold in any three (3) month period without registration under Commission Rule 144 promulgated under the Securities Act (“Rule 144”).
     12. Registration Procedures and Obligations. Whenever required under this Agreement to effect the Registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:
          (a) Prepare and file with the Commission (or comparable regulatory agency for a Registration in a jurisdiction other than the United States) a Registration Statement with respect to those Registrable Securities and use its reasonable best efforts to cause that Registration Statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities Registered thereunder, keep the Registration Statement effective for up to 120 days;
          (b) Prepare and file with the Commission (or comparable regulatory agency for a Registration in a jurisdiction other than the United States), amendments and supplements to that Registration Statement and the prospectus used in connection with the Registration Statement as may be necessary to comply with the provisions of the Securities Act (or other applicable law in a jurisdiction other than the United States) with respect to the disposition of all securities covered by the Registration Statement;

SECOND AMENDED AND RESTATED SHAREHOLDERS AGREEMENT
          (c) Furnish to the Holders the number of copies of a prospectus, including a preliminary prospectus, required by the Securities Act (or other applicable law in a jurisdiction other than the United States), and any other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them that are contained in such Prospectus;
          (d) Use its reasonable best efforts to Register and qualify the securities covered by the Registration Statement under such other securities or Blue Sky laws of any other jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or file a general consent to service of process in any such states or jurisdictions, and provided further that in the event any jurisdiction in which the securities shall be qualified imposes a non-waivable requirement that expenses incurred in connection with the qualification of the securities be borne by selling shareholders, those expenses shall be payable pro rata by selling shareholders;
          (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement;
          (f) Notify each Holder of Registrable Securities covered by the Registration Statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;
          (g) Provide a transfer agent and registrar for all Registrable Securities Registered pursuant to the Registration Statement and a CUSIP number for all those Registrable Securities, in each case not later than the effective date of the Registration;
          (h) Furnish, at the request of any Holder requesting Registration of Registrable Securities pursuant to this Agreement, on the date such Registrable Securities are delivered to the underwriter for sale in connection with a Registration pursuant to this Agreement, (i) an opinion, dated the date of the sale, of the counsel representing the Company for the purposes of the Registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority of the Holders requesting Registration, and (ii) a letter dated the date of the sale, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority of the Holders requesting Registration, addressed to the underwriters; and
          (i) Take all reasonable action necessary to list the Registrable Securities on the primary exchange upon which the Company’s securities are then traded.

SECOND AMENDED AND RESTATED SHAREHOLDERS AGREEMENT
     13. Information Furnished by Holder. It shall be a condition precedent of the Company’s obligations under this Agreement that each Holder of Registrable Securities included in any Registration furnish to the Company information regarding the Holder, the Registrable Securities held by such Holder, and the intended method of disposition of such securities by the Holder as the Company may reasonably request.
     14. Indemnification.
     14.1 Company’s Indemnification of Holders. To the extent permitted by law, the Company shall indemnify each Holder, each of its officers, directors, and constituent partners, legal counsel for the Holders, and each person controlling that Holder, with respect to which Registration, qualification, or compliance of Registrable Securities has been effected pursuant to this Agreement, and each underwriter, if any, and each person who controls any underwriter against all claims, losses, damages, liabilities, or actions in respect thereof to which they may become subject (collectively, “Damages”) to the extent the Damages arise out of or are based upon any untrue statement (or alleged untrue statement) of a material fact contained in any preliminary or final prospectus or other document (including any Registration Statement) or amendment and supplement thereto incident to any Registration, qualification, or compliance, or are based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation or alleged violation by the Company of any rule or regulation under the Securities Act, Exchange Act, applicable Blue Sky laws, or other applicable laws in the jurisdiction other than the United States in which the Registration occurred, applicable to the Company and relating to action or inaction required of the Company in connection with such Registration, qualification, or compliance, and the Company shall reimburse each Holder, each underwriter, and each person who controls any officers, directors, Holder or underwriter, for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability, or action; provided, however, that the indemnity contained in this Section 14.1 shall not apply to amounts paid in settlement of any claims for Damages if settlement is effected without the consent of the Company (which consent shall not unreasonably be withheld); and provided, further, that the Company will not be liable in any case to the extent that any Damages arise out of or are based upon any untrue statement or omission (or alleged untrue statement or omission) based upon written information furnished to the Company by a Holder, underwriter, or controlling person and stated in writing to be for use in connection with the offering of securities of the Company.
     14.2 Holder’s Indemnification of Company. To the extent permitted by law, each Holder shall, if Registrable Securities held by that Holder are included in the securities as to which Registration, qualification or, compliance is being effected pursuant to this Agreement, indemnify the Company, each of its directors and officers, each legal counsel and independent accountant of the Company, each underwriter, if any, of the Company’s securities covered by the Registration Statement, each person who controls the Company or underwriter within the meaning of the Securities Act, and each other Holder selling securities under the Registration, each of its officers, directors, and constituent partners, and each person controlling the other Holder, against all Damages which they may suffer that arise out of or based upon any untrue statement (or alleged untrue statement) of a material fact contained in any Registration Statement, preliminary or final prospectus, offering circular, or other document, or any omission

SECOND AMENDED AND RESTATED SHAREHOLDERS AGREEMENT
(or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Holder of any rule or regulation promulgated under the Securities Act, Exchange Act, applicable Blue Sky laws, or other applicable laws in the jurisdiction other than the United States in which the Registration occurred, applicable to the Holder and relating to action or inaction required of the Holder in connection with such Registration, qualification, or compliance, and in each case to the extent and only to the extent that such actions occur in reliance on and in conformity with written information furnished by such Holder expressly for use in connection with such Registration, and shall reimburse the Company, those Holders, each of its directors, officers, each person who controls the Company within the meaning of the Securities Act, and each other Holder, each of its officers, directors and constituent partners, and each person controlling the other Holders for any legal and any other expenses reasonably incurred by such person in connection with investigating or defending any claim, loss, damage, liability, or action, in each case to the extent, but only to the extent, that the untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in that Registration Statement, prospectus, offering circular, or other document in reliance upon and in conformity with written information furnished to the Company by that Holder and stated in writing to be specifically for use in connection with the offering of securities of the Company, provided, however, that the indemnity contained in this Section 14.2 shall not apply to amounts paid in settlement of any Damages if settlement is effected without the consent of that Holder (which consent shall not be unreasonably withheld) and provided that no such settlement shall be effected without such Holder’s consent unless such settlement includes an unconditional release of such Holder from all liability arising out of such litigation, investigation, proceeding or claim and provided, further, that each Holder’s liability under this Section 14.2 shall not exceed net proceeds (less underwriting discounts and selling commissions) received by such Holder from the offering of securities made in connection with that Registration.
     14.3 Indemnification Procedure. Promptly after receipt by an indemnified party under this Section 14 of notice of the commencement of any action, the indemnified party shall, if a claim is to be made against an indemnifying party under this Section 14, notify the indemnifying party in writing, of the commencement thereof and generally summarize the action. The indemnifying party shall have the right to participate in and to assume the defense of that claim; provided, however, that the indemnifying party shall be entitled to select counsel for the defense of the claim with the approval of any parties entitled to indemnification, which approval shall not be unreasonably withheld. The indemnified party shall have the right to participate at its own expense in the defense of any such action provided further, however, that if either party reasonably determines that there may be a conflict between the position of the Company and the Holders in conducting the defense of the action, suit, or proceeding, then counsel for that party shall be entitled, at the indemnifying party’s expense, to conduct the defense to the extent reasonably determined by counsel to be necessary to protect the interests of that party. The failure to notify an indemnifying party promptly of the commencement of any action, if prejudicial to the ability of the indemnifying party to defend the action, shall relieve the indemnifying party, to the extent so prejudiced, of any liability to the indemnified party under this Section 14, but the omission to notify the indemnifying party shall not relieve the party of any liability that the party may have to any indemnified party otherwise than under this Section 14.

SECOND AMENDED AND RESTATED SHAREHOLDERS AGREEMENT
     14.4 Indemnification Unavailable. If the indemnification provided for in this Section 14 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations; provided, however, that no contribution by any Holder, when combined with any amounts paid by such Holder pursuant to Section 14.2, shall exceed the net proceeds from the offering received by such Holder. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.
     14.5 Conflicts. Notwithstanding the foregoing, to the extent that provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.
     14.6 Lock-up. Each Holder hereby agrees that such Holder shall not sell, pledge, hypothecate, hedge, make any short sale of, loan, grant any option for the purchase of, or otherwise transfer or dispose of any Registrable Securities or other securities of the Company without the prior written consent of the Company and the Underwriter’s Representative for a period of time (not to exceed 180 days) following the effective date of a Registration Statement of the Company filed under the Securities Act (or other applicable law in a jurisdiction other than the United States in which a Registration occurred) in connection with the Company’s initial public offering. The obligations of Holders under this Section 14.6 shall be conditioned upon similar agreements being in effect with each officer, director, or holder of more than 3% of the fully-diluted share capital of the Company. Each Holder hereby agrees to execute any lock-up agreement provided to it by the Underwriter’s Representative containing substantially the terms of this Section 14.6.
     14.7 Survival of Obligations. The obligations of the Company and Holders under this Section 14 shall survive the completion of any offering of Registrable Securities in a Registration Statement under this Agreement or otherwise.
     15. Reports Under the Exchange Act. With a view to making available to Holders the benefits of Rule 144 and any other rule or regulation of the Commission that may at any time permit a Holder to sell securities of the Company to the public without Registration or pursuant to a Registration on Form F-3, the Company agrees that, if the Company effects a Qualified IPO in the Untied States, it shall:

SECOND AMENDED AND RESTATED SHAREHOLDERS AGREEMENT
          (a) use its reasonable best efforts to make and keep public information available, as those terms are understood and defined in Rule 144, at all times after 90 days after the effective date of the first Registration Statement filed by the Company for the offering of its securities to the public;
          (b) take all reasonable action including the voluntary Registration of its Common Shares under Section 12 of the Exchange Act, necessary to enable the Holders to utilize Form F-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first Registration Statement filed by the Company for the offering of its securities to the general public is declared effective;
          (c) use its reasonable best efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act;
          (d) use its reasonable best efforts to furnish to any Holder, so long as the Holder owns any Registrable Securities, promptly upon request (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144 (at any time after 90 days after the effective date of the first Registration Statement filed by the Company) or of the Securities Act and the Exchange Act (at any time after it has become subject to those reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form F-3 (at any time after it so qualifies); (ii) a copy of the most recent annual or quarterly report of the Company and any other reports and documents filed by the Company; and (iii) any other information as may be reasonably requested in availing any Holder of any rule or regulation of the Commission which permits the selling of any securities without Registration or pursuant to that form; and
     15A. For a Registration in a jurisdiction other than the United States, the Company shall take actions similar to those set forth in paragraphs (a), (b), (c) and (d) of Section 15 above if needed to make available to Holders the benefits of the corresponding provision or provisions of that jurisdiction’s securities laws.
     16. Covenants of the Company.
     16.1 Inspection. Each of the Company and Kewen shall permit each Investor who (a) together with its affiliates purchases or has purchased Preferred Shares for a purchase price of at least US $2,500,000 and (b) holds at least 50% of the Preferred Shares held or purchased by such Investor as of the date hereof (each, a “Major Investor”) or any authorized representative thereof, to visit and inspect the properties of the Company and Kewen, as the case may be, including its corporate and financial records, and to discuss its business and finances with officers of the Company and Kewen, as the case may be, during normal business hours following reasonable notice and as often as may be reasonably requested; provided, however, that such Major Investor may be excluded from access to any material, records or other information if the Board of Directors believes, in its sole discretion, that such exclusion is reasonably necessary to preserve the attorney-client privilege, to protect confidential or proprietary information, to avoid any perceived conflict of interest arising out of such Investor’s investments or relationships with other Persons, or for other similar reasons.

SECOND AMENDED AND RESTATED SHAREHOLDERS AGREEMENT
     16.2 Financial Statements and Other Information.
          (a) As long as any Preferred Shares are outstanding, the Company shall deliver to each Major Investor:
               (i) within 120 days after the end of each fiscal year of the Company and Kewen, as the case may be, an audited balance sheet of the Company and Kewen, as the case may be, as at the end of such year and audited statements of income and of cash flows of the Company and Kewen, as the case may be, for such year, certified by an accounting firm of international standing selected by the Company, and prepared in accordance with IAS with respect to the Company and in accordance with the applicable accounting rules in the PRC with respect to Kewen;
               (ii) within 30 days and 45 days, respectively, after the end of each month and fiscal quarter, an unaudited balance sheet of Kewen as at the end of such month (or fiscal quarter) and unaudited statements of income and of cash flows of Kewen for such month (or fiscal quarter);
               (iii) as soon as available, but in any event at least 30 days prior to commencement of each fiscal year, a budget and business plan for such fiscal year; and
               (iv) with reasonable promptness, such other notices, information and data with respect to the Company as the Company delivers to the holders of its Common Shares in their capacities as shareholders.
          (b) The financial statements delivered pursuant to clause (ii) of paragraph (a) shall be accompanied by a certificate of the Chief Financial Officer of the Company stating that such statements have been prepared in accordance with the applicable accounting rules and fairly present, in all material respects, the financial condition and results of operations of the Company at the date thereof and for the periods covered thereby, except that the financial statements may not contain footnotes and are subject to normal year-end audit adjustments.
     16.3 Insurance. Kewen shall maintain in effect, policies of workers’ compensation insurance and of insurance with respect to its properties and business of the kinds and in the amounts not less than is customarily obtained by corporations engaged in the same or similar business and similarly situated in the PRC, including, without limitation, insurance against loss, damage, fire, theft, public liability and other risks.
     16.4 Inventions and Proprietary Information Agreements. Unless otherwise determined by the Company’s Board of Directors, the Company and Kewen shall require all employees and consultants now or hereafter employed or retained by the Company or Kewen, as applicable, to enter into an inventions and proprietary information agreement relating to the protection of the Company’s and Kewen’s intellectual property and trade secrets and prohibiting such persons from competing with the Company or Kewen during the term of their employment by the Company and/or Kewen.
     16.5 Incentive Shares Option Plan. Except as otherwise determined by the Board of Directors in any particular instance, options or shares granted to employees of the Company shall

SECOND AMENDED AND RESTATED SHAREHOLDERS AGREEMENT
be subject to a four (4) year vesting schedule (25% after one year and monthly or longer thereafter), pursuant to which the option shall be cancelled or the shares shall be subject to repurchase by the Company at cost upon cessation of service. Unless otherwise approved by the Board of Directors, such vesting shall not be subject to acceleration unless both (a) an event set forth in Section 6(b) or (c) has occurred and (b) the surviving or acquiring entity in such transaction does not assume the option or share. No unvested shares or options shall be transferable by any employee of the Company, other than to family members of such employee (or trusts for the benefit of the employee or such persons) unless otherwise approved by the Board of Directors. The Company shall have a right of first refusal on all shares held by employees of the Company prior to the Company’s initial public offering.
     16.6 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the holders of a majority of the then outstanding shares of Investors’ Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder (a) to include any of such securities in any registration filed under Section 8 or Section 9 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the amount of the Registrable Securities of the Holders that are included therein or (b) to initiate a demand registration.
     16.7 Market Stand-Off. The Company shall cause all future officers, directors, and employees of, and consultants to, the Company and its Subsidiaries who purchase, or receive options to purchase, Company’s Common Shares to execute and deliver agreements in forms approved by the Company’s Board of Directors providing for a right of repurchase in favor of the Company on unvested shares, a prohibition on the transfer of unvested shares, a lockup or market standoff commitment of up to 180 days, and a right of first refusal in favor of the Company on vested shares terminating upon the Company’s Qualified IPO.
     17. Transfer of Rights. The rights under Sections 4, 5, 6, 8 and 9 of this Agreement may be assigned by any Holder to a transferee or assignee of any Preferred Shares or Registrable Securities acquiring at least 25% of the total shares of the Holder’s Registrable Securities, provided that such assignee or transferee agrees in writing to be bound by this Agreement as if it were a Shareholder and/or Holder for purposes of this Agreement. Notwithstanding the limitation set forth in the foregoing sentence respecting the minimum number of shares which must be transferred, any Holder which is a partnership may transfer that Holder’s Registration rights to that Holder’s constituent partners without restriction as to the number or percentage of shares acquired by any constituent partner.
          Any transfers or assignments of shares in the Company may be made by a written instrument signed by the transferor or assignor and containing the name and address of the transferee or assignee, but in the absence of such written instrument of transfer or assignment, the directors of the Company may accept such evidence of a transfer or assignment of shares as they consider appropriate. The Company shall, upon application of the transferor, assignor, transferee or assignee of a registered share in the Company in accordance with the foregoing, enter in the share register the name and address of the transferee or assignee of a share and, upon the entering of such transferee’s or assignee’s name on the share register, the Company shall

SECOND AMENDED AND RESTATED SHAREHOLDERS AGREEMENT
treat any such transferee or assignee of any registered shares of the Company as a Member (as defined in the Amended Articles of Association, as may be amended from time to time)
     18. Drag-Along Agreement.
          (a) In the event the Board of Directors, the holders of a majority of the outstanding Series C Preferred Shares (voting as a separate class) and the holders of a majority of the outstanding Series B Preferred Shares (voting as a separate class) (such holders of Series B Preferred Shares and Series C Preferred Shares, the “Drag-Along Holders”) shall vote for, or otherwise consent to, a consolidation or amalgamation of the Company, a sale of at least a majority of the outstanding shares of the Company (including Common Shares and Preferred Shares) or the sale of all or substantially all of the assets of the Company or an equity financing transaction of the Company (a “Corporate Transaction”), then:
               (i) at every meeting of the shareholders of the Company called with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval by written consent of the shareholders of the Company with respect to any of the following, each other holder of Series C Preferred Shares and each holder of Series A Preferred Shares and Series B Preferred Shares (collectively, the “Remaining Preferred Holders”) shall vote all Preferred Shares of the Company (or Common Shares issuable upon conversion of Preferred Shares) that such Remaining Preferred Holder then holds in favor of approval of the Corporate Transaction and any matter that could reasonably be expected to facilitate the Corporate Transaction, and against any proposal for any recapitalization, amalgamation, sale of assets or other business combination (other than the Corporate Transaction) between the Company and any person or entity other than the party or parties to the Corporate Transaction or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the definitive agreement(s) related to the Corporate Transaction or which could result in any of the conditions to the Company’s obligations under such agreement(s) not being fulfilled;
               (ii) if the Corporate Transaction is structured as (A) an amalgamation, consolidation or sale of assets, each Remaining Preferred Holder shall waive any dissenters’ rights, appraisal rights, right of judicial review, or similar rights in connection with such amalgamation, consolidation or sale of assets, or (B) a sale of stock, each Remaining Preferred Holder shall agree to sell all of the Shares and rights to acquire shares of capital stock of the Company held by such Remaining Preferred Holder on the terms and conditions approved by the Drag-Along Holders; and
               (iii) each Remaining Preferred Holder shall take all necessary actions in connection with the consummation of the Corporate Transaction as requested by the Company or the Drag-Along Holders and shall, if requested by the Drag-Along Holders, execute and deliver any agreements prepared in connection with such Corporate Transaction which agreements are executed by the Drag-Along Holders.
          (b) Each Remaining Preferred Holder hereby grants to any designee of the Board of Directors of the Company an irrevocable proxy, coupled with an interest, to vote all of such Remaining Preferred Holder’s Shares and to take such other actions to the extent necessary

SECOND AMENDED AND RESTATED SHAREHOLDERS AGREEMENT
to carry out the provisions of this Section 18 in the event of any breach or imminent breach of this Section 18 by such Remaining Preferred Holder, or its affiliates, successors, custodians or assigns. The Company and the Holders each agree and acknowledge that monetary damages would not adequately compensate an injured party for the breach of this Section 18 by any party and this Section 18 shall be specifically enforceable. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.
     19. Additional Covenants.
     19.1 Common Share Transfers. Following the Closing, it is anticipated that either the Company, some or all of the Investors or other third parties may purchase from existing holders of Common Shares, a number of Common Shares having a value equal to up to US $500,000. Any such purchase by the Company or any Investor shall first be approved in writing by the Board of Directors of the Company and DCM and shall be effected pursuant to a share transfer agreement in form mutually acceptable to the Board of Directors of the Company and DCM (the “Share Transfer Agreements”).
     19.2 Employment Agreements. Within sixty (60) days following the Closing, the Company shall enter into employment agreements with the Founders on terms mutually acceptable to the Founders and the Board of Directors, which employment agreements shall include mutually agreed upon cash severance and equity acceleration provisions in the event of termination from employment without “cause” (to be defined) or resignation from employment with “good reason” (to be defined).
     19.3 Director & Officer Liability Insurance. As soon as reasonably practicable following the date of this Agreement, the Company shall obtain and continue in effect a directors’ and officers’ liability insurance policy on terms reasonably acceptable to the Board of Directors.
     19.4 Trademark. Kewen will use its commercially reasonable best efforts to enter into trademark transfer agreements regarding “dangdang.com” (the “Trademark”) with Beijing Kewen Cambridge Book Co. Ltd, Beijing Baichuan Shengye Advertising Co., Ltd. and Beijing Kewen Grand Strategy Information Technology Co., Ltd. providing for the transfer of the Trademark to Kewen within 60 days after the Closing. As soon as reasonably practicable thereafter, Kewen will apply to relevant government bodies for official trademark registration, or approvals, if required.
     20. Legend; Stop Transfer Instructions.
     20.1 Legend. Each certificate evidencing shares now or hereafter owned by any Shareholder or transferee shall be endorsed with the following legend:
“THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES EVIDENCED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN SHAREHOLDERS AGREEMENT BY AND BETWEEN THE HOLDER HEREOF, THE COMPANY AND CERTAIN OTHER SHARE HOLDERS OF THE COMPANY.

SECOND AMENDED AND RESTATED SHAREHOLDERS AGREEMENT
COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.”
Such legend shall be removed upon termination of this Agreement.
     20.2 Stop Transfer Instructions. The Shareholders agree that the Company may impose (or instruct its agent to impose) transfer restrictions on the shares evidenced by certificates bearing the legend referred to in Section 20.1 to enforce the provisions of this Agreement, and the Company agrees promptly to do so. The legend shall be removed upon termination of the restrictions on transfer in accordance with the terms of this Agreement.
     21. Miscellaneous.
     21.1 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of law principles. With respect to the registration of any securities in the United States as contemplated in Sections 8, 9, 10, 11, 12 and 15, such matters shall be governed by, and construed in accordance with, relevant U.S. federal law, as applicable.
     21.2 Counterparts and Facsimile Execution. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any counterpart or other signature delivered by facsimile shall be deemed for all purposes as being a good and valid execution and delivery of this Agreement by that party.
     21.3 Headings. The headings of the Sections of this Agreement are for convenience and shall not by themselves determine the interpretation of this Agreement.
     21.4 Notices. Any notice required or permitted pursuant to this Agreement shall be given in writing and shall be deemed given upon personal delivery or delivery by courier, or on the first business day after transmission if sent by confirmed facsimile transmission, or five (5) days after deposit with an overnight or expedited courier, postage prepaid, addressed: (a) if to the Company, to the address set forth below the Company’s name on the signature page of this Agreement; (b) if to an Shareholder, to the Shareholder’s address (and any additional addresses) as set forth below the signature of such Shareholder to this Agreement; or (c) at such other address as the Company or that Shareholder may designate by 15 days’ advance written notice to the other parties to this Agreement given in accordance with this Section 20.4.
     21.5 Amendment of Agreement. Any provision of this Agreement may be amended only by a written instrument signed by (a) the Company and (b) the holders of a majority of the shares held by the Investors (on an as-converted basis) but excluding any Investor that is also a Founder; provided, however, that any amendment that adversely affects the rights of the Founders (which shall be deemed to include, without limitation, any amendment effecting a change in the size of the Board of Directors and any amendment to Section 2.1(b) or Section 19 of this Agreement) shall also require the written consent of the holders of a majority of the shares held by the Founders (on an as-converted basis).

SECOND AMENDED AND RESTATED SHAREHOLDERS AGREEMENT
     21.6 Severability. In case any provision of this Agreement shall be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
     21.7 Entire Agreement; Successors and Assigns. This Agreement (together with the Company’s Amended and Restated Memorandum and Articles of Association and the Purchase Agreement) constitutes the entire contract among the Company and the Shareholders relative to the subject matter of this Agreement. The Prior Agreement is hereby amended and restated in its entirety. Subject to the exceptions specifically set forth in this Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective executors, administrators, heirs, successor, and assigns of the parties. No party may assign its rights and obligations hereunder except according to the terms of the Purchase Agreement.
     21.8 Further Assurance. Each Shareholder agrees to vote shares in the Company registered in its name from time to time to procure so far as possible compliance with the provisions of this Agreement.
[Remainder of page intentionally left blank]

SECOND AMENDED AND RESTATED SHAREHOLDERS AGREEMENT
     IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement as of the date first above written.

E-Commerce China Co. Ltd.
by:	/s/ Peggy Yu Yu
Name:	Peggy Yu Yu
Title:	Chairman

Address:	4/F Sanli Mansion 208 Andingmenwai Street Beijing 100011 PEOPLE’S REPUBLIC OF CHINA Telephone: 86 10 6420 8961 Facsimile: 86 10 6421 8783 E-mail: yuyu@dangdang.com
With a copy to:

O’Melveny & Myers LLP 2765 Sand Hill Road Menlo Park, California 94025 U.S.A. Attention: Howard H. Chao, Esq. Telephone: (650) 473-2600 Facsimile: (650) 473-2601 E-mail: hchao@omm.com
Signature Page to
Second Amended and Restated Shareholders Agreement

SECOND AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

DCM IV, L.P. DCM AFFILIATES FUND IV, L.P.
By:	DCM Investment Management IV, L.P.
its General Partner

By:	DCM International IV, Ltd.
its General Partner

By:	/s/ Katsujin David Chao
Katsujin David Chao, Director

Address:	2420 Sand Hill Road, Suite 200 Menlo Park, CA 94025 U.S.A. Tel: (650) 233-1400 Fax: (650) 854-9159
With a copy to:

Gunderson Dettmer Stough Villeneuve
Franklin & Hachigian, LLP
155 Constitution Drive
Menlo Park, California 94025
U.S.A.
Attention: Andy Toebben, Esq.
Telephone: (650) 321-2400
Facsimile: (650) 321-2800
E-mail: atoebben@gunder.com
Signature Page to
Second Amended and Restated Shareholders Agreement

SECOND AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

Pacven Walden Ventures V, L.P. Pacven Walden Ventures V Associates Fund, L.P. Pacven Walden Ventures V-QP Associates Fund, L.P. WIIG-Nikko IT LLC
By:	/s/ S.C. Mak
Name:	S.C. Mak

Address:	c/o Walden International Hong Kong Limited 2806A Central Plaza, 18 Harbour Road, Hong Kong Tel: 852-2523 0615 Fax: 852-2521 5778 E-mail: scmak@waldenintl.com

Pacven Walden Ventures Parallel V-A C.V. Pacven Walden Ventures Parallel V-B C.V.
By:	/s/ S.C. Mak
Name:	S.C. Mak

Address:	c/o Walden International Hong Kong Limited 2806A Central Plaza, 18 Harbour Road, Hong Kong Tel: 852-2523 0615 Fax: 852-2521 5778 E-mail: scmak@waldenintl.com
Signature Page to
Second Amended and Restated Shareholders Agreement

SECOND AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

AGI-GTA-No. 1 Investment Partnership (a Japanese partnership)
By:	/s/ Shogo Kamei
Name:	Shogo Kamei
Title:	General Partner

Address:	c/o Alto Global Investment Inc. 13-12 Rokubancho Chiyoda-ku, Tokyo 102-0085 Japan TEL: 813-5771-8585 FAX: 813-5771-8586 Email: akamel@alto-global.com
Signature Page to
Second Amended and Restated Shareholders Agreement

SECOND AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

CRIMSON GROUP, INC.
By:	/s/ Hiroshi Mikitani
Name:	Hiroshi Mikitani
Title:	President

Address:	N211 Ark Hills Executive Tower 1-14-5 Akasaka Minato-ku, Tokyo 107-0052 JAPAN Tel: 813-3568-1681 Fax: 813-3568-1683 E-mail: mouri@crimson.co.jp
Signature Page to
Second Amended and Restated Shareholders Agreement

SECOND AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

Hiroshi Mikitani.
By:	/s/ Hiroshi Mikitani
Hiroshi Mikitani, an individual

Address:	N211 Ark Hills Executive Tower 1-14-5 Akasaka Minato-ku, Tokyo 107-0052 JAPAN Tel: 813-3568-1681 Fax: 813-3568-1683 E-mail: hiroshi.mori@mail.rakuten.co.jp
Signature Page to
Second Amended and Restated Shareholders Agreement

SECOND AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

Beijing Kewen Shuye Information Technology Co., Ltd.
By:	/s/ Guoqing Li
Name:	Li Guoqing
Title:	Chairman of the Board

Address:	4/F Sanli Mansion 208 Andingmenwai Street Beijing 100011 PEOPLE’S REPUBLIC OF CHINA Telephone: 86 10 5123 6088 Facsimile: 86 10 6421 8789 E-mail: lgq@dangdang.com
With a copy to:

O’Melveny & Myers LLP 2765 Sand Hill Road Menlo Park, California 94025 U.S.A. Attention: Howard H. Chao, Esq. Telephone: (650) 473-2600 Facsimile: (650) 473-2601 E-mail: hchao@omm.com
Signature Page to
Second Amended and Restated Shareholders Agreement

SECOND AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

Tiger Technology Private Investment Partners, L.P.
By:	/s/ Charles P. Coleman III
Name:	Charles P. Coleman III
Title:	Managing Partner

Address:	101 Park Avenue, 48th Floor New York, New York 10178 U.S.A.
With a copy to:
Gunderson Dettmer Stough Villeneuve
Franklin & Hachigian, LLP
220 West 42nd Street, 20th Floor
New York, New York 10036
Attention:       Kenneth McVay
Telephone:    (212) 730-8133
Facsimile:      (877) 881-3007

Tiger Technology II, L.P.
By:	/s/ Charles P. Coleman III
Name:	Charles P. Coleman III
Title:	Managing Partner

Address:	101 Park Avenue, 48th Floor New York, New York 10178 U.S.A.
With a copy to:
Gunderson Dettmer Stough Villeneuve Franklin &
Hachigian, LLP
220 West 42nd Street, 20th Floor
New York, New York 10036
Attention: Kenneth McVay
Telephone: (212) 730-8133
Facsimile: (877) 881-3007
Signature Page to
Second Amended and Restated Shareholders Agreement

SECOND AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

LCHG (Asia) S.A
By:	/s/ James D. Jameson
Name:	Mr. James D. Jameson
Title:	Chairman of the Board

Address:
c/o Mr. James D. Jameson
P.O. Box 2028
Del Mar, California 92014
U.S.A.
Telephone:    (858) 259 1952
Facsimile:      (858) 259 0143
E-mail:           jdjrk@adnc.com
Signature Page to
Second Amended and Restated Shareholders Agreement

SECOND AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

LCHG (Asia) Partners, LLC (a Florida partnership)
By:	/s/ James D. Jameson
Name:	Mr. James D. Jameson
Title:	Manager

Address:	P.O. Box 2028 Del Mar, California 92014 U.S.A. Telephone: (858) 259 1952 Facsimile: (858) 259 0143 E-mail: jdjrk@adnc.com
Signature Page to
Second Amended and Restated Shareholders Agreement

SECOND AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

IDG Technology Venture Investment, Inc.
By:	/s/ Quan Zhou
Name:	Quan, Zhou
Title:	President

Address:	IDG Technology Venture Investment Suite 616, Tower A, COFCO Plaza, 8 Jianguomennei Avenue Beijing 100005 PEOPLE’S REPUBLIC OF CHINA Telephone: 86 10 6526 2400 Facsimile: 86 10 6526 0700
Signature Page to
Second Amended and Restated Shareholders Agreement

SECOND AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

China Enterprise Investments No. 4 Limited
By:	/s/ Junichi Goto
Name:	Junichi Goto
Title:	Director

Address:	Unit 3613, The Center 99 Queen’s Road CENTRAL HONG KONG

Telephone:	852 2866 1060 852 2866 1282
Facsimile:	852 2851 1589
E-mail:	jgoto@go-to-asia.com.hk
Signature Page to
Second Amended and Restated Shareholders Agreement

SECOND AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

Science & Culture International Ltd. (BVI)
By:	/s/ Naiyue Yu
Name:
Title:

Address:	c/o Beijing Kewen Shuye Information Technology Co. Ltd. 4/F Sanli Mansion 208 Andingmenwai Street, Beijing 100011 PEOPLE’S REPUBLIC OF CHINA

Telephone:	86 10 6420 8961 86 10 6424 8899 ext. 6889
Facsimile:	86 10 6421 8783

By:	/s/ Naiyue Yu
Name:	Naiyue Yu

Signature Page to
Second Amended and Restated Shareholders Agreement

SECOND AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

Peggy Yu Yu
By:	/s/ Peggy Yu Yu
Peggy Yu Yu, an individual

Address:	4/F Sanli Mansion 208 Andingmenwai Street, Beijing 100011 PEOPLE’S REPUBLIC OF CHINA Telephone 86 10 6420 8961 Facsimile: 86 10 6421 8783

Guoqing Li
By:	/s/ Guoqing Li
Guoqing Li, an individual

Address:	4/F Sanli Mansion 208 Andingmenwai Street, Beijing 100011 PEOPLE’S REPUBLIC OF CHINA Telephone 86 10 6421 8789 Facsimile: 86 10 6421 8783
Signature Page to
Second Amended and Restated Shareholders Agreement

SECOND AMENDED AND RESTATED SHAREHOLDERS AGREEMENT
Schedule A
FOUNDERS
Peggy Yu Yu
Guoqing Li
Science & Culture International Ltd. (BVI)

A-1

Schedule B
SCHEDULE OF INVESTORS
DCM IV, L.P.
DCM Affiliates Fund IV, L.P.
AGI-GTA-No. 1 Investment Partnership
Pacven Walden Ventures V, L.P.
Pacven Walden Ventures Parallel V-A C.V.
Pacven Walden Ventures Parallel V-B C.V.
Pacven Walden Ventures V Associates Fund, L.P.
Pacven Walden Ventures V-QP Associates Fund, L.P.
WIIG-Nikko IT LLC
Crimson Group, Inc.
Hiroshi Mikitani
Tiger Technology Private Investment Partners, L.P.
Tiger Technology II, L.P.
IDG Technology Venture Investment, Inc.
China Enterprise Investments No. 4 Limited
Science & Culture International Ltd. (BVI)
LCHG (Asia) Partners, LLC (a Florida partnership)

B-1